Black Hills Corporation

Improving life with energy

News Release

BLACK HILLS CORP. REPORTS 2011 FOURTH QUARTER
AND FULL YEAR RESULTS

RAPID CITY, SD — Feb. 2, 2012 — Black Hills Corp. (NYSE: BKH) today announced 2011 fourth quarter and full-year financial results.
“Full year 2011 earnings per share, as adjusted,* were $1.92, up 6 percent, as compared to $1.81, as adjusted,* the previous year,” said David R. Emery, chairman, chief executive officer and president. “We overcame a rough start to the year and are pleased with these overall financial results. Earnings were driven by stronger electric and gas utility results, which were up 19 percent, as adjusted* (excluding prior year gains on sale of assets), for the year. Key strategic initiatives were announced and advanced in 2011, including more than $300 million of new utility growth projects to be completed in the 2012 to 2014 time frame. In addition, drilling activity and results from our oil and gas business delivered a 13 percent increase in fourth quarter volumes sold and a 4 percent increase for the full year.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in millions, except per share amounts)	2011	2010	2011	2010
Non-GAAP *:
Income from continuing operations, as adjusted	$19.7	$17.4	$67.7	$64.8
Income (loss) from discontinued operations	6.8	(1.1)	9.4	5.5
Net income, as adjusted (Non-GAAP)	$26.5	$16.3	$77.1	$70.3

Earnings per share from continuing operations, as adjusted, diluted	$0.46	$0.44	$1.69	$1.67
Earnings per share, discontinued operations	0.16	(0.03)	0.23	0.14
Earnings per share, as adjusted (Non-GAAP)	$0.62	$0.41	$1.92	$1.81

GAAP:
Income from continuing operations	$18.8	$34.6	$40.4	$63.1
Income (loss) from discontinued operations	6.8	(1.1)	9.4	5.5
Net income	$25.6	$33.5	$49.7	$68.7

Earnings per share from continuing operations, diluted	$0.44	$0.88	$1.01	$1.62
Income (loss) from discontinued operations	0.16	(0.03)	0.23	0.14
Earnings per share, diluted	$0.60	$0.85	$1.24	$1.76

* This is a Non-GAAP measure, an accompanying schedule for the GAAP to Non-GAAP adjustment reconciliation is provided in "Use of Non-GAAP Financial Measures" below.

“At year-end, we achieved a significant milestone with the commencement of commercial operations at our new $491 million power plant complex near Pueblo, Colo. Our 180 megawatt Colorado Electric utility and 200 megawatt Colorado IPP generation projects— constructed and placed into service in record time, on budget and with an industry-leading safety record — will provide long-term benefits for our 94,000 southeastern Colorado customers. New rates were approved by the Colorado Public Utilities Commission pertinent to the new utility generation effective Jan. 1, 2012.
“We announced and advanced new utility growth projects during the year that will be placed into service in 2012 to 2014. These projects include a 29 megawatt wind project for Colorado Electric with a net utility investment of $27 million, $31 million of transmission projects for Colorado Electric and a $237 million, 132 megawatt natural gas-fired generation facility for our Cheyenne Light, Fuel & Power and Black Hills Power utilities. In our oil and gas segment, we were encouraged by the results from our three Mancos Shale test wells in the San Juan and Piceance basins. Additional Bakken Shale drilling activity in the Williston Basin delivered a 39 percent increase in crude oil production for the fourth quarter and a 20 percent increase for the year.
“Several important financings strengthened our balance sheet and provided additional liquidity. We settled the equity forward agreements on Nov. 1, 2011, for approximately $120 million in net cash proceeds. We also completed several refinancings including two unsecured term loans totaling $250 million, and on Feb. 1, 2012, we renewed our $500 million corporate revolving credit facility for five years, all at favorable terms.
“On Jan. 18, 2012, we announced an agreement to divest our energy marketing business for net cash proceeds of approximately $160 million to $170 million. This divestiture will reduce the company's risk profile, improve our credit metrics, enhance the stability of our cash flows and earnings and reduce our equity financing needs.
“On Jan. 26, 2012, we announced an increase in our quarterly dividend for the 42nd consecutive year. Only two other electric or gas utility companies in the United States have a longer history of annual dividend increases. We take great pride in this record. It highlights the confidence we have in our business strategy, well-defined growth plans and ability to increase earnings.”

Black Hills Corp. highlights for the fourth quarter and full year 2011, recent regulatory filings and updates and other events include:
Utilities

•	Colorado Electric’s 180 megawatt power plant near Pueblo, Colo. was completed on schedule and on budget. The new $230 million plant started serving Colorado Electric utility customers on Jan. 1, 2012.

•
The Colorado Public Utilities Commission issued an order approving an increase in annual base rates of $10.5 million, a return on equity from 9.8 percent to 10.2 percent and a capital structure of 49.1 percent equity for Colorado Electric effective on Jan. 1, 2012. In addition, approximately $17.5 million of other costs including fuel, purchased power and new transmission will be recovered through normal cost adjustment mechanisms.

•
The Colorado Public Utilities Commission approved on Aug. 12, 2011, Colorado Electric's request to construct and rate base 50 percent ownership in a 29 megawatt wind turbine project south of Pueblo, Colo. The project will require a net capital investment by the utility of $27 million and is expected to be operational no later than Dec. 31, 2012.

•
On March 14, 2011, Colorado Electric filed a request for a certificate of public convenience and necessity with the Colorado Public Utilities Commission to construct a third utility-owned, 88 megawatt natural gas-fired turbine at the existing Pueblo generation location for an estimated $102 million. An initial settlement with intervenors was reached on Oct. 3, and a settlement hearing occurred on Oct. 25, 2011. On Dec. 14, 2011, an administrative law judge issued a recommendation to deny Colorado Electric’s request. Colorado Electric submitted an exceptions filing on Jan. 10, 2012, and a ruling from the commission is expected in February 2012.

•
On Nov. 1, 2011, Cheyenne Light and Black Hills Power filed a joint request with the Wyoming Public Service Commission for a certificate of public convenience and necessity to construct and operate a new $237 million, 132 megawatt natural gas-fired electric generation facility and related gas and electric transmission. A hearing with the Wyoming Public Service Commission is scheduled for July 31, 2012.

•
On Dec. 1, 2011, Cheyenne Light filed requests for electric and natural gas revenue increases with the Wyoming Public Service Commission. Cheyenne Light is seeking a $5.9 million increase in annual electric revenue and a $2.6 million increase in annual natural gas revenue.

Non-regulated Energy

•
Colorado IPP’s $261 million, 200 megawatt power plant near Pueblo, Colo. was completed on schedule and on budget. The facility began commercial operations on Jan. 1, 2012, and the output is sold under a 20-year power purchase agreement to Colorado Electric.

•
The three test wells in the Mancos Shale horizontal test drilling program in the San Juan and Piceance basins were completed and are on production. Production test results and reserve estimates are encouraging.

•
On Jan. 18, 2012, the company entered into a definitive agreement to sell the outstanding stock of Enserco Energy Inc. Net cash proceeds from the transaction are expected to total approximately $160 million to $170 million, subject to working capital and other closing adjustments. The sale is subject to customary regulatory approvals and expected to close in the first quarter of 2012.

Corporate

•
On June 24, 2011, a $150 million, unsecured term loan with a cost of borrowing of 125 basis points over LIBOR was closed. The proceeds were used to refinance borrowings on our corporate revolving credit facility.

•
On Sept. 30, 2011, a $100 million, one-year, unsecured term loan originally executed Dec.15, 2010, with a cost of borrowing of 137.5 basis points over LIBOR, was extended on the same terms for two years.

•	On Nov. 1, 2011, the equity forward agreements were settled by issuing 4,413,519 shares of Black Hills Corp. common stock in return for approximately $120 million in net cash proceeds.

•	On Feb.1, 2012, the $500 million corporate revolving credit facility was renewed for five years at favorable terms.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

(in millions)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Net income (loss):
Utilities:
Electric (a)	$13.0	$11.9	$47.7	$47.5
Gas (b)	9.9	9.1	34.2	27.1
Total Utilities Group	22.9	21.0	81.9	74.6

Non-regulated Energy:
Power generation	0.9	0.9	3.0	2.2
Coal mining	0.7	1.6	(0.4)	7.7
Oil and gas (c)	(1.2)	(3.0)	(1.7)	0.4
Total Non-regulated Energy Group	0.4	(0.5)	0.9	10.3

Corporate and Eliminations (c) (d) (e)	(4.6)	14.1	(42.4)	(21.8)

Income from continuing operations	18.7	34.6	40.4	63.1

Income (loss) from discontinued operations, net of tax (e)	6.8	(1.1)	9.4	5.5
Net income	$25.5	$33.5	$49.8	$68.6

(a)
Financial results for the 12 months ended Dec. 31, 2011 include a $0.5 million after-tax gain on sale to a related party which is eliminated in consolidation. Financial results for the 12 months ended Dec. 31, 2010 include a $4.1 million after-tax gain on the sale of a 23 percent ownership interest in Wygen III.

(b)	Financial results for the 12 months ended Dec. 31, 2010 include a $1.7 million after-tax gain on the sale of operating assets.

(c)
Oil and Gas financial results for the 12 months ended Dec. 31, 2010 include a $0.4 million reduction in income taxes as a result of a re-measurement of a previously reported uncertain tax position due to a settlement with the IRS. Corporate financial results for the 12 months ended Dec. 31, 2010 also include a $2.0 million reduction in income taxes as a result of a re-measurement of a previously reported uncertain tax position due to the same settlement with the IRS.

(d)
Financial results for the fourth quarter and 12 months ended Dec. 31, 2011 include a non-cash after-tax loss related to mark-to-market adjustment on certain interest rate swaps of $0.9 million and $27.3 million respectively, and $17.2 million after-tax gain and a $9.9 million after-tax loss for the fourth quarter and 12 months ended Dec. 31, 2010, respectively, for those same interest rate swaps.

(e)
Financial results of our Energy Marketing segment have been classified as discontinued operations in accordance with GAAP. When preparing this reclassification, certain indirect corporate costs and inter-segment interest expenses previously charged to our Energy Marketing segment could not be reclassified to discontinued operations and accordingly have been presented within Corporate in the after-tax amounts of $0.7 million, $0.5 million, $2.2 million and $2.3 million for the fourth quarter and 12 months ended Dec. 31, 2011 and 2010, respectively.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010

Weighted average common shares outstanding (in thousands):
Basic	42,119	38,978	39,864	38,916
Diluted	42,341	39,438	40,081	39,091

Earnings per share:
Basic -
Continuing Operations	$0.45	$0.89	$1.01	$1.62
Discontinued Operations	0.16	(0.03)	0.24	0.14
Total Basic Earnings Per Share	$0.61	$0.86	$1.25	$1.76

Diluted -
Continuing Operations	$0.44	$0.88	$1.01	$1.62
Discontinued Operations	0.16	(0.03)	0.23	0.14
Total Diluted Earnings Per Share	$0.60	$0.85	$1.24	$1.76

EARNINGS GUIDANCE

Black Hills reaffirms its guidance for 2012 net income, as adjusted, from continuing operations to be in the range of $2.00 to $2.20 per share as previously issued on Jan. 18, 2012.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table below. Income (loss) from continuing operations, as adjusted, and Net income, as adjusted, is defined as Income (loss) from continuing operations and Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of these Non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(In millions, except per share amounts)	2011		2010		2011		2010
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Income (loss) from continuing operations (GAAP)	$18.8	$0.44	$34.6	$0.88	$40.4	$1.01	$63.1	$1.62
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	0.9	0.02	(17.2)	(0.44)	27.3	0.68	9.9	0.25
Gain on sale of Gas Utility assets	—	—	—	—	—	—	(1.7)	(0.04)
Gain on partial sale of Electric Utility assets (Wygen III)	—	—	—	—	—	—	(4.1)	(0.10)
Improved effective tax rate	—	—	—	—	—	—	(2.4)	(0.06)
Rounding	—	—	—	—	—	—	—	—
Total adjustments	0.9	0.02	(17.2)	(0.44)	27.3	0.68	1.7	0.05

Income (loss) from continuing operations, as adjusted (Non-GAAP)	19.7	0.46	17.4	0.44	67.7	1.69	64.8	1.67
Income (loss) from discontinued operations, net of tax	6.8	0.16	(1.1)	(0.03)	9.4	0.23	5.5	0.14
Net income (loss) (Non-GAAP)	$26.5	$0.62	$16.3	$0.41	$77.1	$1.92	$70.3	$1.81
DIVIDENDS
On Jan. 26, 2012, our board of directors declared a quarterly dividend on common stock. Common shareholders of record at the close of business on Feb. 16, 2012, will receive $0.37 per share, equivalent to an annual dividend rate of $1.48 per share, payable on March 1, 2012.

CONFERENCE CALL AND WEBCAST
The company will host a live conference call and webcast at 11 a.m. EST on Friday, Feb 3, 2012, to discuss the company’s financial and operating performance.
To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click on “Webcast” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without internet access can call 866-783-2144 if calling within the United States. International callers can call 857-350-1603. All callers need to enter the pass code 97273059 when prompted.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, Feb. 17, 2012, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 19360028.

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the fourth quarter and 12 months ended Dec. 31, 2011, compared to the fourth quarter and 12 months ended Dec. 31, 2010, are discussed below. The following business group and segment information does not include certain intercompany eliminations or discontinued operations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated. Prior period information has been revised to reclassify information related to discontinued operations.

Utilities Group

Income from continuing operations for the Utilities Group for the fourth quarter ended Dec. 31, 2011, was $22.9 million, compared to $21.0 million in 2010 while income from continuing operations for the 12 months ended Dec. 31, 2011, was $81.9 million, compared to $74.6 million in 2010.

Electric Utilities

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)

Gross margin	$79.4	$72.8	$6.6	$304.0	$277.2	$26.8

Operations and maintenance	36.7	34.7	2.0	142.8	136.8	6.0
Gain on sale of operating assets	—	—	—	(0.8)	(6.2)	5.4
Depreciation and amortization	13.4	11.7	1.7	52.5	47.3	5.2
Operating income	29.3	26.4	2.9	109.5	99.3	10.2

Interest expense, net	9.2	9.8	(0.6)	39.0	37.0	2.0
Other (income) expense, net	0.1	(0.4)	0.5	(0.5)	(3.2)	2.7
Income tax benefit (expense)	(6.9)	(5.1)	(1.8)	(23.3)	(18.0)	(5.3)
Income (loss) from continuing operations	$13.0	$11.9	$1.1	$47.7	$47.5	$0.2

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2011	2010	2011	2010

Retail sales - MWh	1,133,960	1,104,757	4,590,800	4,532,191
Contracted wholesale sales - MWh	92,962	97,046	349,520	468,782
Off-system sales - MWh	534,620	382,438	1,788,005	1,749,524
Total electric sales - MWh	1,761,542	1,584,241	6,728,325	6,750,497

Total gas sales - Cheyenne Light - Dth	1,575,334	1,449,845	4,813,607	4,876,539

Regulated power plant availability:
Coal-fired plants (a)	90.1%	96.1%	91.3%	93.9%
Other plants (b)	98.5%	89.3%	96.4%	96.2%
Total availability	93.2%	93.6%	93.1%	94.8%

(a)	2011 reflects a major overhaul and an unplanned outage at the PacifiCorp-operated Wyodak plant.

(b)	Reflects a planned, but extended outage for the combustion turbine at Ben French during the fourth quarter of 2010.

Fourth Quarter 2011 Compared to Fourth Quarter 2010

Gross margin increased primarily due to a $2.1 million increase in MWh sold, $2.6 million increase related to transmission cost adjustments for retail and wholesale customers, $1.3 million increase for off-system sales margins impacted by recognizing $0.7 million of deferred margins upon settlement of Colorado Electric's power marketing sharing mechanism with the Colorado Public Utilities Commission, $0.5 million increase for an energy efficiency bonus at Colorado Electric and $0.7 million increase from the impact of an Environmental Improvement Cost Recovery rider at Black Hills Power that went into effect on June 1, 2011.

Operations and maintenance increased primarily due to higher allocation of corporate costs driven by an increased asset base in the Electric Utility. Additionally, deferred power marketing costs of $1.2 million were recognized in the fourth quarter of 2011 upon settlement with the Colorado Public Utilities Commission.

Depreciation and amortization increased primarily due to a higher asset base.

Interest expense, net decreased primarily due to higher AFUDC-borrowed associated with recent construction projects at Colorado Electric.

Income tax: The effective tax rate increased as the 2010 rate reflects the benefits of a research and development tax credit.

Full Year 2011 Compared to Full Year 2010

Gross margin increased primarily due to a $17.1 million increase related to rate adjustments that include a return on significant capital investments, $1.3 million increase from the impact of a new Environmental Improvement Cost Recovery rider at Black Hills Power that went into effect on June 1, 2011, $3.1 million increase in retail MWh sold, $6.9 million increase for transmission cost adjustments for retail and wholesale customers, and $0.3 million increase in off-system sales impacted by recognition of $0.7 million of deferred margins upon settlement of Colorado Electric's power marketing sharing mechanism with the Colorado Public Utilities Commission.

Operations and maintenance increased primarily due to higher allocation of corporate costs driven by an increased asset base in the Electric Utilities; additional costs associated with Wygen III, which commenced commercial operation on April 1, 2010; and approximately $1.1 million of deferred power marketing costs that were recognized in 2011 upon settlement of an off-system sales sharing mechanism with the Colorado Public Utilities Commission, partially offset by suspension of the Osage plant.

Gain on sale of operating assets in 2011 relates to the sale of assets to a related party. This gain was eliminated from the consolidated financial results of the company. The gain on sale of operating assets in 2010 represents the sale of a 23 percent ownership interest in the Wygen III generating facility to the City of Gillette, Wyo.

Depreciation and amortization increased primarily due to a higher asset base including additional depreciation associated with Wygen III, which began commercial operations on April 1, 2010.

Interest expense, net increased due to higher borrowings related to recent capital projects, partially offset by increased AFUDC-borrowed and interest income. AFUDC-borrowed increased $5.1 million at Colorado Electric due to construction of the Pueblo Airport Generating Station, offset by a decrease in AFUDC-borrowed at Black Hills Power of $1.8 million, due to the commencement of commercial operations of Wygen III.

Other income, net decreased primarily due to lower AFUDC-equity of $2.0 million, which decreased upon the placement of Wygen III into commercial operations on April 1, 2010.

Income tax: The effective tax rate increased compared to the prior year as the prior year reflects a $2.2 million benefit for a repairs deduction taken for tax purposes and the flow-through treatment of such tax benefit resulting from a rate case settlement in 2010.

Gas Utilities

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)
Gross margin	$59.2	$58.4	$0.8	$222.6	$217.0	$5.6

Operations and maintenance	30.8	32.1	(1.3)	122.0	125.4	(3.4)
Gain on sale of operating assets	—	—	—	—	(2.7)	2.7
Depreciation and amortization	6.3	5.7	0.6	24.3	25.3	(1.0)
Operating income	22.1	20.6	1.5	76.3	69.0	7.3

Interest expense, net	6.3	7.5	(1.2)	26.0	27.5	(1.5)
Other expense (income), net	—	—	—	(0.2)	—	(0.2)
Income tax (expense)	(5.9)	(4.0)	(1.9)	(16.4)	(14.4)	(2.0)
Income (loss) from continuing operations	$9.9	$9.1	$0.8	$34.2	$27.1	$7.1

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2011	2010	2011	2010

Total gas sales - Dth	15,805,353	16,041,456	55,764,154	55,265,630
Total transport volumes - Dth	14,705,259	15,640,569	59,216,132	59,879,450

Fourth Quarter 2011 Compared to Fourth Quarter 2010

Gross margin increased primarily due to an increase in rates from rate case settlements, partially offset by milder weather than in the same period in the prior year.

Operations and maintenance decreased primarily due to decreases in employee benefit costs, workers compensation insurance and litigation-related expenses.

Depreciation and amortization increased primarily due to capital expenditures during the year.

Interest expense, net decreased primarily due to higher inter-company interest income and allocation of debt service within the assigned capital structure.

Income tax: The effective tax rate for the fourth quarter of 2011 increased compared to the same period in the prior year, primarily as a result of a flow-through tax adjustment at Iowa Gas benefiting 2010.

Full Year 2011 Compared to Full Year 2010

Gross margin increased primarily due to an increase in rates from rate case settlements.

Operations and maintenance decreased primarily due to decreases in employee benefit costs, workers compensation insurance, lower corporate allocations and litigation-related expenses.

Gain on sale of operating assets was recognized on assets sold to the City of Omaha, Neb. following annexation of a portion of our service territory by the city in 2010.

Depreciation and amortization decreased primarily due to assets that became fully depreciated during 2010, partially offset by increased depreciation on recent capital expenditures during 2011.

Interest expense, net decreased primarily due to lower inter-company debt and allocation of debt service within the assigned capital structure.

Income tax: The effective tax rate for the 12 months ended Dec. 31, 2011 decreased compared to the same period in the prior year primarily as a result of a true-up adjustment as a result of the 2010 tax filing and a flow-through tax adjustment at Iowa Gas.

Non-Regulated Energy Group

Income from continuing operations from the Non-regulated Energy group for the three months ended Dec. 31, 2011, was $0.5 million, compared to a loss from continuing operations of $0.5 million for the same period in 2010. Income from continuing operations from the Non-regulated Energy group for the 12 months ended Dec. 31, 2011, was $0.9 million, compared to $10.3 million for the same period in 2010.

Power Generation

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)
Revenue	$8.2	$7.7	$0.5	$31.7	$30.3	$1.4

Operations and maintenance	3.7	3.9	(0.2)	16.5	16.1	0.4
Depreciation and amortization	1.0	1.1	(0.1)	4.2	4.5	(0.3)
Operating income	3.5	2.7	0.8	10.9	9.7	1.2

Interest expense, net	1.9	1.9	—	7.4	8.1	(0.7)
Other (income) expense, net	0.1	—	0.1	(1.1)	(0.9)	(0.2)
Income tax benefit (expense)	(0.5)	0.1	(0.6)	(1.6)	(0.3)	(1.3)
Income (loss) from continuing operations	$0.9	$0.9	$—	$3.0	$2.2	$0.8

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Operating Statistics:
Contracted fleet power plant availability -
Gas-fired plants	97.0%	99.7%	98.4%	99.9%
Coal-fired plants	100.0%	98.1%	100.0%	98.5%
Total availability	98.1%	98.8%	99.0%	99.1%

Fourth Quarter 2011 Compared to Fourth Quarter 2010

Revenue was comparable to the same period in the prior year.

Operations and maintenance was comparable to the same period in the prior year.

Income tax: The effective tax rate for the fourth quarter of 2011 increased compared to the same period in the prior year primarily due to the benefit of research and development credits in 2010.

Full Year 2011 Compared to Full Year 2010

Revenue increased primarily due to higher sales from Wygen I, which incurred a forced outage and major overhaul in the prior year.

Operations and maintenance increased primarily due to higher coal costs, higher production from Wygen I which incurred a forced outage and major overhaul in the prior year, and higher costs associated with Colorado IPP as employees prepared for operations of the facilities.

Interest expense, net decreased primarily due to additional capitalized interest related to the generation construction at Colorado IPP and increased inter-company interest income at Black Hills Wyoming.

Income tax: The effective tax rate for the 12 months ended Dec. 31, 2011 increased compared to the same period in the prior year due to the benefit of research and development credits in 2010.

Coal Mining

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)
Revenue	$18.0	$14.5	$3.5	$66.9	$57.8	$9.1

Operations and maintenance	14.9	4.0	10.9	56.6	34.0	22.6
Depreciation, depletion and amortization	4.3	9.5	(5.2)	18.7	19.1	(0.4)
Operating income (loss)	(1.2)	1.0	(2.2)	(8.4)	4.7	(13.1)

Interest income, net	1.0	1.0	—	3.9	3.2	0.7
Other income (expense)	0.5	0.6	(0.1)	2.2	2.2	—
Income tax benefit (expense)	0.3	(1.0)	1.3	1.9	(2.4)	4.3
Income (loss) from continuing operations	$0.7	$1.6	$(0.9)	$(0.4)	$7.7	$(8.1)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Operating Statistics:	(in thousands)
Tons of coal sold	1,538	1,590	5,692	5,931

Cubic yards of overburden moved	4,473	3,869	14,735	15,679

Fourth Quarter 2011 Compared to Fourth Quarter 2010

Revenue increased primarily due to a 28 percent increase in average price per ton, partially offset by a 3 percent decrease in volumes sold as a result of overhauls and unplanned outages at the PacifiCorp operated Wyodak plant. The higher average sales price reflects the impact of price escalators and adjustments in certain of our sales contracts. In 2011, approximately 40 percent of our coal production was sold under contracts that include price adjustments based on actual mining cost increases. Most of our remaining production is sold under contracts where the sales price may escalate based on published indices. These escalators have not kept up with actual mining cost increases, reducing coal mine operating income and negatively impacting 2011 results. One of these contracts was terminated at Dec. 31, 2011.

Operations and maintenance increases reflect longer haul distances and higher overburden stripping costs in the current phase of our mining. Additionally, we experienced higher costs associated with drilling and blasting, equipment maintenance, clay parting removal, fuel, staffing levels for our train load-out facility and weather conditions. As noted above, a portion of our production is sold under contracts that have price escalators based on published indices. These escalators have not kept up with actual mining cost increases, reducing coal mine operating income and negatively impacting 2011 results. One of these contracts was terminated at Dec. 31, 2011. Previous periods also include the capitalization of certain costs associated with mine infrastructure, including our in-pit conveyor system used to transport coal to mine-mouth generation facilities.

Depreciation, depletion and amortization decreased primarily due to an adjustment of the growth rate for asset retirement costs recorded in 2010 that increased the asset base on which the unrestricted asset was depreciated.

Income tax: The effective tax rate decreased primarily due to increased tax benefit generated by percentage depletion during the fourth quarter of 2011, compared to the same benefit realized during the fourth quarter of 2010.

Full Year 2011 Compared to Full Year 2010

Revenue increased primarily due to a 21 percent increase in average price per ton partially offset by a 4 percent decrease in volumes sold as a result of overhauls and unplanned outages at the PacifiCorp operated Wyodak plant. The higher average sales price reflects the impact of price escalators and adjustments in certain of our sales contracts. In 2011, approximately 40 percent of our coal production was sold under contracts that include price adjustments based on actual mining costs. Most of our remaining production is sold under contracts where the sales price may escalate based on published indices. These escalators have not kept up with actual mining cost increases, reducing coal mine operating income and negatively impacting 2011 results. One of these contracts was terminated at Dec. 31, 2011.

Operations and maintenance increases are reflective of longer haul distances and higher overburden stripping costs in the current phase of our mining. Additionally, we experienced higher costs associated with drilling and blasting, equipment maintenance, clay parting removal, fuel, staffing levels for our train load-out facility and weather conditions. As noted above, a portion of our production is sold under contracts that have price escalators based on published indices. These escalators have not kept up with actual mining cost increases, reducing coal mine operating income and negatively impacting 2011 results. One of these contracts was terminated at Dec. 31, 2011. Previous periods also include the capitalization of certain costs associated with mine infrastructure, including our in-pit conveyor system used to transport coal to mine-mouth generation facilities.

Interest income, net increased primarily due to increased lending to affiliates.

Income tax: The effective tax rate decreased primarily due to an increased tax benefit from percentage depletion and from a research and development credit.

Oil and Gas

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)
Revenue	$23.9	$16.4	$7.5	$79.8	$74.2	$5.6

Operations and maintenance	11.1	9.3	1.8	41.4	39.3	2.1
Depreciation, depletion and amortization	13.1	10.0	3.1	35.7	30.3	5.4
Operating income	(0.3)	(2.9)	2.6	2.7	4.6	(1.9)

Interest expense, net	1.7	1.6	0.1	5.9	5.4	0.5
Other (income) expense	0.2	—	0.2	0.2	(0.8)	1.0
Income tax benefit (expense), net	0.9	1.5	(0.6)	1.7	0.4	1.3
Income (loss) from continuing operations	$(1.2)	$(3.0)	$1.8	$(1.7)	$0.4	$(2.1)

	Three Months Ended Dec. 31,		Percentage Increase	Twelve Months Ended Dec. 31,		Percentage Increase
Operating Statistics:	2011	2010	(Decrease)	2011	2010	(Decrease)
Bbls of crude oil sold	148,422	106,878	39%	451,823	375,646	20%
Mcf of natural gas sold	2,380,218	2,252,627	6%	9,051,393	9,046,493	—%
Mcf equivalent sales	3,270,750	2,893,895	13%	11,762,331	11,300,369	4%

Depletion expense/Mcfe	$3.73	$3.07	21%	$2.76	$2.36	17%

	Dec. 31, 2011			Dec. 31, 2010
Oil and Gas Total Proved	Crude Oil	Natural Gas	Total	Crude Oil	Natural Gas	Total
Reserves: (a)	(Mbbl)	(MMcf)	(MMcfe)	(Mbbl)	(MMcf)	(MMcfe)
Total proved reserves	6,223	95,904	133,242	5,940	95,456	131,096

Average hedged price	$79.74	$4.29		$75.59	$4.85

Well-head reserve prices	$88.49	$3.59		$70.82	$3.45
_______

(a)	Oil and gas reserve information is based on reports prepared by Cawley, Gillespie & Associates, Inc. an independent consulting and engineering firm.

Fourth Quarter 2011 Compared to Fourth Quarter 2010

Revenue increased primarily due to a 44 percent increase in the average hedged price received for crude oil sales along with a 39 percent increase in crude oil volume sold. Crude oil production increases reflect activities from new wells in the company’s ongoing drilling program in the Bakken shale formation.

Operations and maintenance increased primarily as a result of increased production taxes related to higher revenue and higher employee compensation and benefit costs.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate per Mcfe. The increasing depletion rate is primarily driven by the high cost of wells associated with our drilling activities in the Bakken shale formation. Additionally, the fourth quarter of 2011 include a true-up adjustment of $4.3 million to reflect the higher depletion rate for the annual period compared to a true-up of $2.7 million in the fourth quarter of 2010.

Income tax benefit: The effective tax rate in the fourth quarter of 2010 was impacted by an unfavorable state income tax true-up adjustment.

Full Year 2011 Compared to Full Year 2010

Revenue increased primarily due to a 5 percent increase in the annual average hedged price received for crude oil and a 20 percent increase in crude oil production, partially offset by a 12 percent decrease in the annual average hedged price received for natural gas. The increase in crude oil production is primarily due to production from new wells in our ongoing Bakken drilling program. Natural gas production increased slightly as production from new wells has offset natural production declines in existing producing properties, following reduced capital deployment during 2010 and 2009.

Operations and maintenance increased primarily as a result of higher production taxes related to higher revenue.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate per Mcfe. The increasing depletion rate is primarily driven by the high cost of wells associated with our drilling activities in the Bakken shale formation.

Interest expense, net increased primarily due to increased debt used to finance higher borrowings related to recent capital expenditures.

Other income (expense) decreased primarily due to lower earnings from our equity investments.

Income tax (expense) benefit: The effective tax rate in 2010 includes a tax benefit related to percentage depletion and a $0.4 million re-measurement of a previously recorded uncertain tax position prompted by a settlement agreement with the IRS Appeals Division.

Corporate

Fourth Quarter 2011 Compared to Fourth Quarter 2010

Loss from continuing operations for the three months ended Dec. 31, 2011 was $4.6 million compared to income from continuing operations of $14.1 million for the same period in the prior year. Results for the fourth quarter of 2011 reflect a $1.4 million non-cash unrealized mark-to-market loss related to certain interest rate swaps compared to the fourth quarter of 2010, which included a $26.5 million non-cash unrealized mark-to-market gain related to these same interest rate swaps. Corporate also includes costs of $1.1 million and $0.8 million for 2011 and 2010, respectively, which were originally allocated to our Energy Marketing segment which could not be reclassified to discontinued operations in accordance with GAAP.

Full Year 2011 Compared to Full Year 2010

Loss from continuing operations for the 12 months ended Dec. 31, 2011 was $42.4 million compared to a loss from continuing operations of $21.6 million for the same period in the prior year. Results for the year ended Dec. 31, 2011 reflect a $42.0 million non-cash unrealized mark-to-market loss related to certain interest rate swaps compared to 2010 which included a $15.2 million non-cash unrealized mark-to-market loss related to these same interest rate swaps. Additionally, the effective tax rate for 2010 was favorably impacted $2.0 million by a re-measurement of a previously recorded uncertain tax position prompted by a settlement agreement with the IRS relating primarily to depreciation method changes. Corporate also includes costs of $3.4 million and $3.6 million for 2011 and 2010, respectively, which were originally allocated to our Energy Marketing segment which could not be reclassified to discontinued operations in accordance with GAAP.

Discontinued Operations

Fourth Quarter 2011 Compared to Fourth Quarter 2010

In January 2012, we entered into a definitive agreement to sell our Energy Marketing segment, which resulted in this segment being reported as discontinued operations as of Dec. 31, 2011. For comparative purposes, all prior results of our Energy Marketing segment presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

Income from discontinued operations for the three months ended Dec. 31, 2011 was $6.8 million compared to a loss from discontinued operations of $1.1 million for the same period in the prior year. These results were driven by increased realized margins for power marketing of $4.1 million and increased unrealized margins for power marketing and coal marketing of $6.4 million and $9.0 million, respectively, partially offset by lower realized margins for natural gas of $12.3 million. The increase in power marketing was due to a long-term supply contract while the decrease in natural gas was a result of lower gas prices.

Full Year 2011 Compared to Full Year 2010

Income from discontinued operations for the 12 months ended Dec. 31, 2011 was $9.4 million compared to $5.5 million for the same period in the prior year. These results were driven by increased realized margins for crude oil of $11.4 million and unrealized margins for power marketing of $8.1 million, partially offset by lower unrealized margins for natural gas and crude oil of $3.5 million and $4.5 million, respectively. The increase in power marketing was due to a long-term supply contract while the decrease in natural gas was a result of lower gas prices.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 762,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, and produce natural gas, crude oil and coal. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

Company Contact:
Jerome Nichols            605-721-1171
Media Relations Line    866-243-9002

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2012 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2010 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•
Our ability to successfully complete the sale of Enserco Energy Inc. to Twin Eagle Resource Management, LLC for net cash proceeds of approximately $160 million to $170 million, subject to working capital and other closing adjustments;

•	The impact of sale of our Energy Marketing segment on reducing our risk profile, improving our credit metrics and enhancing the stability of cash flows and earnings;

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power and the timing in which the new rates would go into effect;

•
Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos shale gas reserves located in the San Juan and Piceance Basins;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

	Consolidating Income Statement
Three Months Ended Dec. 31, 2011	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Revenue	$169,310	$151,746	$1,308	$9,739	$23,900	$—	$—	$356,003
Intercompany revenue	3,495	—	6,864	8,284	—	50,160	(68,803)	—
Fuel, purchased power and cost of gas sold	93,449	92,550	—	—	—	31	(16,685)	169,345
Gross Margin	79,356	59,196	8,172	18,023	23,900	50,129	(52,118)	186,658

Operations and maintenance	36,709	30,855	3,658	14,864	11,053	45,160	(45,935)	96,364
Gain on sale of operating asset	—	—	—	—	—	—	—	—
Depreciation, depletion and amortization	13,424	6,275	1,030	4,306	13,053	2,989	(2,921)	38,156
Operating income	29,223	22,066	3,484	(1,147)	(206)	1,980	(3,262)	52,138

Interest expense, net	(13,246)	(7,638)	(2,278)	(1)	(1,662)	(24,325)	26,795	(22,355)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(1,402)	—	(1,402)
Interest income	4,050	1,303	364	1,022	—	17,467	(23,736)	470
Other income (expense)	(75)	43	(125)	541	(171)	13,616	(13,618)	211
Income tax benefit (expense)	(6,914)	(5,879)	(505)	284	871	1,834	—	(10,309)
Income (loss) from continuing operations	$13,038	$9,895	$940	$699	$(1,168)	$9,170	$(13,821)	$18,753

	Consolidating Income Statement
Three Months Ended Dec. 31, 2010	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Revenue *	$139,525	$148,099	$1,031	$8,854	$16,409	$—	$—	$313,918
Intercompany revenue *	3,770	—	6,716	5,682	—	48,270	(63,357)	1,081
Fuel, purchased power and cost of gas sold	70,473	89,662	—	—	—	124	(14,039)	146,220
Gross Margin	72,822	58,437	7,747	14,536	16,409	48,146	(49,318)	168,779

Operations and maintenance	34,723	32,038	3,920	3,987	9,335	42,223	(42,436)	83,790
Gain on sale of operating assets	—	—	—	—	—	—	—	—
Depreciation, depletion and amortization	11,707	5,729	1,093	9,530	10,004	2,982	(2,912)	38,133
Operating income	26,392	20,670	2,734	1,019	(2,930)	2,941	(3,970)	46,856

Interest expense, net	(12,431)	(8,348)	(2,301)	(5)	(1,634)	(22,117)	23,134	(23,702)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	26,470	—	26,470
Interest income	2,667	883	367	1,014	1	14,385	(19,182)	135
Other income (expense)	372	5	(39)	536	50	10,730	(10,714)	940
Income tax benefit (expense)	(5,133)	(4,116)	151	(976)	1,465	(7,461)	—	(16,070)
Income (loss) from continuing operations	$11,867	$9,094	$912	$1,588	$(3,048)	$24,948	$(10,732)	$34,629
* Revenue has been restated to reflect eliminations of intercompany activities previously not eliminated.

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2011	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Revenue	$600,935	$554,584	$4,059	$32,802	$79,808	$—	$—	$1,272,188
Intercompany revenue	13,396	—	27,613	34,090	—	192,250	(267,349)	—
Fuel, purchased power and cost of gas sold	310,352	331,961	—	—	—	97	(67,421)	574,989
Gross Margin	303,979	222,623	31,672	66,892	79,808	192,153	(199,928)	697,199

Operations and maintenance	142,815	121,980	16,538	56,617	41,380	170,947	(174,908)	375,369
Gain on sale of operating asset	(768)	—	—	—	—	1	767	—
Depreciation, depletion and amortization	52,475	24,307	4,199	18,670	35,690	11,205	(10,955)	135,591
Operating income	109,457	76,336	10,935	(8,395)	2,738	10,000	(14,832)	186,239

Interest expense, net	(53,770)	(31,621)	(8,903)	(9)	(5,896)	(93,314)	102,130	(91,383)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(42,010)	—	(42,010)
Interest income	14,794	5,645	1,529	3,897	2	64,299	(88,149)	2,017
Other income (expense)	481	217	1,094	2,192	(216)	46,510	(46,552)	3,726
Income tax benefit (expense)	(23,271)	(16,408)	(1,644)	1,891	1,651	19,289	268	(18,224)
Income (loss) from continuing operations	$47,691	$34,169	$3,011	$(424)	$(1,721)	$4,774	$(47,135)	$40,365

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2010	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Revenue *	$554,617	$550,707	$4,297	$31,285	$74,164	$—	$—	$1,215,070
Intercompany revenue *	15,397	—	26,052	26,557	—	140,756	(204,141)	4,621
Fuel, purchased power and cost of gas sold	292,812	333,717	—	—	—	149	(59,711)	566,967
Gross Margin	277,202	216,990	30,349	57,842	74,164	140,607	(144,430)	652,724

Operations and maintenance	136,872	125,447	16,210	34,028	39,299	129,642	(129,879)	351,619
Gain on sale of operating assets	(6,238)	(2,683)	—	—	—	—	—	(8,921)
Depreciation, depletion and amortization	47,276	25,258	4,466	19,083	30,283	9,469	(9,229)	126,606
Operating income	99,292	68,968	9,673	4,731	4,582	1,496	(5,322)	183,420

Interest expense, net	(43,855)	(28,927)	(9,303)	(177)	(5,380)	(75,406)	72,442	(90,606)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(15,193)	—	(15,193)
Interest income	6,812	1,472	1,193	3,357	8	54,472	(66,773)	541
Other income (expense)	3,215	47	854	2,149	722	28,768	(28,607)	7,148
Income tax benefit (expense)	(18,012)	(14,449)	(266)	(2,379)	425	12,512	—	(22,169)
Income (loss) from continuing operations	$47,452	$27,111	$2,151	$7,681	$357	$6,649	$(28,260)	$63,141
* Revenue has been restated to reflect eliminations of intercompany activities previously not eliminated.